Exhibit 5.1

THOMPSON COBURN LETTERHEAD

July 10, 2009

Board of Directors Stifel Financial Corp. 501 N. Broadway St. Louis, MO 63102

Re:       Registration Statement on Form S-8 for eleven million two hundred fifty thousand (11,250,000) shares of Stifel Financial Corp. Common Stock, par value $0.15, for issuance to participants under the Stifel Financial Corp. 2001 Incentive Stock Plan (2008 Restatement) (the "Plan")

Ladies and Gentlemen:

We reference the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Stifel Financial Corp., a Delaware corporation (the "Company"), on July 10, 2009, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of up to eleven million two hundred fifty thousand (11,250,000) shares of the Company's Common Stock, par value $0.15 (the "Shares"), adjusted for a fifty percent (50%) stock dividend in the form of a three-for-two stock split paid on June 12, 2008, for issuance to participants under the Plan.  We have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Restated Certificate of Incorporation and all amendments thereto, Amended and Restated By-Laws and all amendments thereto and statements we have received from officers and representatives of the Company.  In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.

Based solely on the foregoing, we are of the opinion that the Shares to be issued by the Company pursuant to the Plan have been duly authorized and, when issued by the Company in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares in accordance with the Registration Statement.

Very truly yours,

/s/ Thompson Coburn LLP